Exhibit 99.1

LASALLE HOTEL PROPERTIES RESCINDS PRIOR OUTLOOK

BETHESDA, MD, November 13, 2008 — LaSalle Hotel Properties (NYSE: LHO) today rescinded its prior outlook for 2008 due to the continued rapid deterioration in the overall economic environment and lack of clarity related to its negative impact on the operating fundamentals of the lodging sector.

“At this time we do not believe that we can provide a credible outlook for the remainder of the year as expected performance at our hotels continues to decline as demonstrated by our portfolio experiencing a RevPAR decline of approximately 11.4% in October versus our projected decline of 6.7% just three weeks ago,” said Hans Weger, Chief Financial Officer.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 31 upscale and luxury full-service hotels, totaling approximately 8,500 guest rooms in 14 markets in 11 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Gemstone Hotels & Resorts, LLC, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group and the Kimpton Hotel & Restaurant Group, LLC.

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Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

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www.lasallehotels.com